Exhibit 5.1

330 North Wabash Avenue Suite 2800 Chicago, Illinois 60611 Tel: +1.312.876.7700 Fax: +1.312.993.9767 www.lw.com FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
July 6, 2023	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
Hyatt Hotels Corporation	Los Angeles	Tokyo
150 North Riverside Plaza, 8th Floor Chicago, Illinois 60606	Madrid	Washington, D.C.
File No. 035992-0155

Re:	Registration Statement No. 333-249931; 5.750% Senior Notes due 2027

To the addressee set forth above:

We have acted as special counsel to Hyatt Hotels Corporation, a corporation organized under the laws of Delaware (the “Company”), in connection with the issuance by the Company of US$600,000,000 aggregate principal amount of the Company’s 5.750% Senior Notes due 2027 (the “Notes”) under an Indenture, dated August 14, 2009, as supplemented by a second supplemental indenture, dated August 4, 2011, a fourth supplemental indenture, dated May 10, 2013, and a twelfth supplemental indenture, dated July 6, 2023 (collectively, the “Base Indenture”), between the Company and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a thirteenth supplemental indenture, dated the date hereof (the “Thirteenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee, setting forth the terms of the Notes, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2020 (Registration No. 333-249931) (as so filed and as amended, the “Registration Statement”), a base prospectus, dated November 6, 2020, included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a final prospectus supplement, dated June 26, 2023, filed with the Commission pursuant to Rule 424(b) under the Act on June 28, 2023 (together with the Base Prospectus, the “Prospectus”), and an underwriting agreement, dated June 26, 2023 (the “Underwriting Agreement”), among the underwriters named therein and the Company. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Notes.

July 6, 2023

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Notes have been duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the form of underwriting agreement most recently filed as an exhibit to the Registration Statement, the Notes will have been duly authorized by all necessary corporate action of the Company and will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion is subject to:

(a) the effects of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors;

(b) the effects of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith, fair dealing, and the discretion of the court before which a proceeding is brought;

(c) the invalidity under certain circumstances under law or court decisions of provisions for the indemnification or exculpation of, or contribution to, a party with respect to a liability where such indemnification, exculpation or contribution is contrary to public policy; and

(d) we express no opinion with respect to (i) consents to, or restrictions upon, governing law, jurisdiction, venue, service of process, arbitration, remedies, or judicial relief; (ii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights; (iii) waivers of rights or defenses contained in Sections 6.12 and 10.12 of the Base Indenture; (iv) waivers of broadly or vaguely stated rights; (v) covenants not to compete; (vi) provisions for exclusivity, election or cumulation of rights or remedies; (vii) provisions authorizing or validating conclusive or discretionary determinations; (viii) grants of setoff rights; (ix) provisions for the payment of attorneys’ fees, where such payment is contrary to law or public policy; (x) proxies, powers and trusts; (xi) provisions prohibiting, restricting or requiring consent to assignment or transfer of any agreement, right or property; (xii) provisions for liquidated damages, default interest, late charges, monetary penalties, prepayment or make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty; (xiii) any provision permitting, upon acceleration of any indebtedness (including the

July 6, 2023

Notes), collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (xiv) any provision of the Documents (as defined below) that refers to, incorporates or is based upon the law of any jurisdiction other than the State of New York or the United States; and (xv) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

We bring your attention to the fact that family members, including immediate family members, of a Latham & Watkins LLP attorney rendering services in connection with the Registration Statement are beneficiaries of trusts that indirectly own securities in the Company.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated July 6, 2023, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP